Exhibit 99.1

MAXIMUS Reports Fourth Quarter and Full Year Results for Fiscal 2015

- MAXIMUS Maintains Revenue Guidance and Lowers Earnings Guidance for Fiscal 2016 -

RESTON, Va.--(BUSINESS WIRE)--November 12, 2015--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months and year ended September 30, 2015.

Highlights for the fourth quarter and full fiscal year 2015 include:

  Fourth quarter revenue growth of 33% to $578.7 million and GAAP diluted earnings per share of $0.53
  Fiscal year 2015 revenue growth of 23% to $2.1 billion, GAAP diluted earnings per share of $2.35 and adjusted diluted earnings per share of $2.39
  Cash and cash equivalents that totaled $74.7 million at September 30, 2015
  Record signed year-to-date contract awards of $3.4 billion, new contracts pending of $149.4 million, and a sales pipeline of $3.2 billion at September 30, 2015

As previously disclosed in an 8-K filing on November 6, 2015, the Company is now reporting information for three segments. All historical segment data in this press release have been reclassified for comparison purposes.

For the fourth quarter of fiscal 2015, revenue increased 33% (38% on a constant currency basis) to $578.7 million, compared to $435.4 million reported for the same period last year. The increase in revenue was driven by organic growth and the acquisitions of Acentia and Remploy. This was offset by a 5% decline related to unfavorable foreign currency translation. For the fourth quarter of fiscal 2015, net income attributable to MAXIMUS totaled $35.4 million, or $0.53 per diluted share. This compares to diluted earnings per share of $0.53 for the fourth quarter of 2014.

Revenue for fiscal year 2015 increased 23% (27% on a constant currency basis) to $2.1 billion, compared to $1.7 billion reported for fiscal 2014. The increase in revenue was driven by organic growth primarily in the Health Services Segment and the U.S. Federal Services Segment, as well as revenue from the acquisitions of Acentia and Remploy. This was offset by a 4% decline from unfavorable foreign currency translation. For fiscal year 2015, net income attributable to MAXIMUS totaled $157.8 million, or $2.35 earnings per diluted share, which included approximately $0.04 per diluted share of acquisition-related expenses. Excluding the acquisition-related expenses, adjusted diluted earnings per share for fiscal year 2015 were $2.39. This compares to GAAP diluted earnings per share of $2.11 for fiscal year 2014.

Health Services Segment

Health Segment revenue for the fourth quarter of fiscal 2015 increased 29% (32% on a constant currency basis) to $296.2 million, compared to $230.5 million reported for the same period last year. Operating income for the fourth quarter of fiscal 2015 totaled $30.5 million (10.3% operating margin), compared to $31.2 million (13.5% operating margin) for the same period last year.

For the full fiscal year, Health Segment revenue increased 22% (25% on a constant currency basis) to $1.1 billion, compared to $906.7 million for the same period last year. All growth was organic. Fiscal 2015 operating income totaled $154.3 million (13.9% operating margin), compared to operating income of $115.6 million (12.7% operating margin) for fiscal 2014.

The increases in revenue for the fourth quarter and the full fiscal year 2015 were driven by new work and the expansion of existing contracts. Operating margins for the fourth quarter and full fiscal year 2015 were tempered by new programs in start-up, most notably the U.K. Health Assessment Advisory Service contract, which is not performing to the Company’s previous expectations.

U.S. Federal Services Segment

U.S. Federal Segment revenue for the fourth quarter of fiscal 2015 increased 70% to $154.3 million, compared to $90.6 million reported for the same period last year. Operating income for the fourth quarter totaled $20.9 million (13.5% operating margin), compared to $12.2 million (13.5% operating margin) for the same period last year.

For the full fiscal year, U.S. Federal Segment revenue increased 47% to $502.5 million, compared to $341.8 million for the same period last year. For fiscal 2015 operating income totaled $59.4 million (11.8% operating margin), compared to operating income of $63.1 million (18.5% operating margin) for fiscal 2014.

Revenue growth for the fourth quarter and full year were driven by new organic growth and the Acentia acquisition. Operating margins were unfavorably impacted by the expected decline in Medicare appeals volumes, which were highly accretive. Offsetting this, the Department of Education debt management contract steadily improved throughout the year and remains on track to achieve breakeven in fiscal 2016. As a result, this helped the year-over-year comparisons in the fourth quarter of fiscal 2015.

Human Services Segment

Human Services Segment revenue for the fourth quarter of fiscal 2015 increased 12% (23% on a constant currency basis) to $128.2 million, compared to $114.4 million for the same period last year. Operating income for the fourth quarter totaled $13.4 million (10.4% operating margin), compared to $9.9 million (8.7% operating margin) for the same period last year.

For the full fiscal year, Human Services Segment revenue increased 8% (16% on a constant currency basis) to $488.1 million, compared to $452.4 million for the same period last year. For fiscal 2015, Human Services Segment operating income totaled $60.2 million (12.3% operating margin), compared to operating income of $53.2 million (11.7% operating margin) for fiscal 2014.

The increase in revenue for the fourth quarter and the full fiscal year was driven by organic growth and revenue from the Remploy acquisition, but was offset by unfavorable foreign currency translation. Operating margins for the quarter and the full year benefitted from strong delivery across North America, the United Kingdom and Saudi Arabia, which was offset by the expected start-up losses on the Australian jobactive contract that launched on July 1, 2015.

Backlog, Sales and Pipeline

Backlog was $4.6 billion at September 30, 2015. Year-to-date signed contract awards at September 30, 2015 totaled $3.4 billion. New contracts pending (awarded but unsigned) totaled $149.4 million.

The sales pipeline at September 30, 2015 was $3.2 billion (consisting of approximately $771 million in proposals pending, $38 million in proposals in preparation, and $2.4 billion in opportunities tracking). Included in the $3.2 billion sales pipeline is the anticipated rebid for the U.K. Work Programme. This rebid is not expected to be awarded until fiscal year 2017, but the lengthy rebid process is expected to begin in the spring of 2016. The Company’s reported pipeline only reflects those opportunities where MAXIMUS expects that the request for proposal will be released within the next six months. This compares to a pipeline of $3.5 billion for the same period last year, which included $1.2 billion in rebids.

Balance Sheet and Cash Flows

Cash and cash equivalents at September 30, 2015 totaled $74.7 million. For the fourth quarter of fiscal 2015, cash provided by operating activities totaled $25.2 million, with negative free cash flow of $6.7 million. For the full fiscal year 2015, cash provided by operating activities totaled $206.2 million, with free cash flow of $101.1 million.

At September 30, 2015, Days Sales Outstanding (DSOs) were within the Company’s expected range at 67 days, compared to 64 days for the prior quarter.

On August 31, 2015, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On October 8, 2015, the Company announced a $0.045 per share cash dividend, payable on November 30, 2015 to shareholders of record on November 13, 2015.

During the fourth quarter of fiscal 2015, MAXIMUS repurchased approximately 865,000 shares of the Company’s common stock for $52.2 million (a weighted average price of $60.20). For the full fiscal year, MAXIMUS repurchased approximately 1.6 million shares for $82.8 million (a weighted average price of $51.11). Subsequent to September 30, 2015, the Company repurchased approximately 103,000 additional shares of stock for $6.1 million (a weighted average price of $59.41). The Company currently has an estimated $162.5 million available for repurchases under its Board-authorized share repurchase program.

Outlook

MAXIMUS is establishing formal fiscal year 2016 guidance. The Company still expects revenue to range between $2.4 billion and $2.5 billion for fiscal 2016. The Company is updating its preliminary fiscal year 2016 GAAP diluted earnings per share guidance and now expects GAAP diluted EPS to range between $2.40 and $2.70. The lowered earnings outlook is attributable to a slower ramp and hence a reduced contribution from the U.K. Health Assessment Advisory Service contract. This guidance does not include any acquisitions or significant legal expenses or recoveries. The Company estimates that approximately 93% of its fiscal 2016 forecasted revenue is in the form of backlog or option periods.

“There were many positive developments for the Company over the past year. We secured new work and expanded existing contracts across all three of our segments. With the acquisitions of Acentia and Remploy, we introduced new growth platforms that strengthen our position for future opportunities in key markets. We also successfully launched operations under the Australian jobactive contract, a key rebid that included an increase in our market share,” commented MAXIMUS CEO Richard A. Montoni.

Montoni continued, “While the slower-than-expected ramp-up of the U.K. Health Assessment Advisory Service contract resulted in a reduced earnings outlook for fiscal year 2016, we remain confident that we will bring about the necessary changes to put this start-up contract on a path to success, as we have done with many large start-up contracts in the past. This is a single contract in our global portfolio and the overall macro demand trends for our services remain very favorable.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, November 12, 2015, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 25, 2015 by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13623294

About MAXIMUS

Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, New Zealand, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including adjusted diluted earnings per share, free cash flow, constant currency and days sales outstanding.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effect of acquisition expenses.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

To provide constant currency information, we calculate fiscal year 2015 revenue for all international businesses using the exchange rates used in the comparative period in fiscal year 2014. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

Days sales outstanding, or DSO, is a measure of how efficiently we manage the billing and collection of our receivable balances. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Revenue	$578,683	$435,406	$2,099,821	$1,700,912
Cost of revenue	453,376	322,474	1,587,104	1,248,789
Gross profit	125,307	112,932	512,717	452,123
Selling, general and administrative expenses	60,442	59,597	238,792	220,925
Amortization of intangible assets	3,166	1,527	9,348	5,890
Acquisition-related expenses	172	—	4,745	—
Operating income	61,527	51,808	259,832	225,308
Interest expense	709	—	1,398	—
Other income, net	257	758	1,385	2,061
Income before income taxes	61,075	52,566	259,819	227,369
Provision for income taxes	24,663	16,414	99,770	81,973
Net income	36,412	36,152	160,049	145,396
Income/(loss) attributable to non-controlling interests	975	(84)	2,277	(44)
Net income attributable to MAXIMUS	$35,437	$36,236	$157,772	$145,440

Basic earnings per share	$0.53	$0.54	$2.37	$2.15

Diluted earnings per share	$0.53	$0.53	$2.35	$2.11

Dividends per share	$0.045	$0.045	$0.18	$0.18

Weighted average shares outstanding:
Basic	66,466	66,784	66,682	67,680
Diluted	67,133	68,233	67,275	69,087

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2015	2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$74,672	$158,112
Accounts receivable—billed and billable, net	396,177	263,011
Accounts receivable—unbilled	30,929	26,556
Deferred income taxes	18,992	28,108
Prepaid expenses and other current assets	60,129	56,673
Total current assets	580,899	532,460

Property and equipment, net	137,830	80,246
Capitalized software, net	32,483	39,734
Goodwill	376,302	170,626
Intangible assets, net	102,358	39,239
Deferred contract costs, net	19,126	12,046
Deferred compensation plan assets	19,310	17,126
Other assets	11,863	9,519
Total assets	$1,280,171	$900,996

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$155,411	$103,181
Accrued compensation and benefits	99,700	94,137
Deferred revenue	77,642	55,878
Income taxes payable	11,709	4,693
Long-term debt, current portion	356	157
Other liabilities	11,562	7,275
Total current liabilities	356,380	265,321
Deferred revenue, less current portion	52,954	32,257
Deferred income taxes	15,159	21,383
Long-term debt	210,618	1,060
Deferred compensation plan liabilities, less current portion	20,635	18,768
Other liabilities	8,726	6,022
Total liabilities	664,472	344,811

Total equity	615,699	556,185
Total liabilities and equity	$1,280,171	$900,996

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands; Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$36,412	$36,152	$160,049	$145,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and capitalized software	9,232	10,844	46,849	42,778
Amortization of intangible assets	3,166	1,527	9,348	5,890
Deferred income taxes	9,728	3,475	807	2,898
Stock compensation expense	4,452	4,469	17,237	17,278
Changes in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable — billed	(22,344)	1,218	(103,774)	(144)
Accounts receivable — unbilled	(3,120)	(1,224)	(911)	2,056
Prepaid expenses and other current assets	(2,979)	(1,197)	(6,475)	(2,540)
Deferred contract costs	145	1,698	(7,245)	2,254
Accounts payable	(713)	2,758	44,351	(2,928)
Accrued compensation and benefits	1,389	9,767	(3,157)	12,277
Deferred revenue	15,524	2,753	47,948	2,841
Income taxes	(28,342)	(17,136)	9,134	(10,974)
Other assets and liabilities	2,687	(6,654)	(7,944)	(3,482)
Cash provided by operating activities	25,237	48,450	206,217	213,600

Cash flows from investing activities:
Acquisition of business, net of cash acquired	400	—	(289,212)	(2,670)
Purchases of property and equipment	(30,751)	(17,873)	(98,994)	(36,262)
Capitalized software costs	(1,231)	(1,709)	(6,155)	(10,886)
Proceeds from note receivable	83	79	489	429
Cash used in investing activities	(31,499)	(19,503)	(393,872)	(49,389)

Cash flows from financing activities:
Cash dividends paid	(2,961)	(3,006)	(11,927)	(12,187)
Repurchases of common stock	(50,171)	(51,787)	(82,787)	(111,141)
Stock compensation tax benefit	10,682	6,740	9,474	9,665
Tax withholding related to RSU vesting	—	—	(12,451)	(14,681)
Stock option exercises	347	217	868	1,362
Issuance of debt	75,000	—	330,993	15,000
Repayment of debt	(31,499)	(40)	(121,611)	(15,162)
Expansion of credit facility	—	—	(1,444)	—
Cash provided by/(used in) financing activities	1,398	(47,876)	111,115	(127,144)

Effect of exchange rate changes on cash and cash equivalents	(2,341)	(5,901)	(6,900)	(4,572)

Net increase/(decrease) in cash and cash equivalents	(7,205)	(24,830)	(83,440)	32,495

Cash and cash equivalents, beginning of period	81,877	182,942	158,112	125,617

Cash and cash equivalents, end of period	$74,672	$158,112	$74,672	$158,112

MAXIMUS, Inc.
SEGMENT INFORMATION 2015
(Amounts in thousands)
(Unaudited)

	Quarter Ended								Year Ended
	Dec. 31,	% (1)	Mar. 31,	% (1)	Jun. 30,	% (1)	Sept. 30,	% (1)	Sept. 30, 2015	% (1)
	2014		2015		2015		2015

Health Services	$243,570		$270,918		$298,549		$296,201		$1,109,238
U.S. Federal Services	107,729		99,465		141,011		154,279		502,484
Human Services	115,744		111,411		132,741		128,203		488,099
Revenue	467,043		481,794		572,301		578,683		2,099,821

Health Services	183,723		201,045		228,736		241,626		855,130
U.S. Federal Services	82,161		77,451		106,231		117,995		383,838
Human Services	81,892		78,953		93,536		93,755		348,136
Cost of revenue	347,776		357,449		428,503		453,376		1,587,104

Health Services	59,847	24.6%	69,873	25.8%	69,813	23.4%	54,575	18.4%	254,108	22.9%
U.S. Federal Services	25,568	23.7%	22,014	22.1%	34,780	24.7%	36,284	23.5%	118,646	23.6%
Human Services	33,852	29.2%	32,458	29.1%	39,205	29.5%	34,448	26.9%	139,963	28.7%
Gross profit	119,267	25.5%	124,345	25.8%	143,798	25.1%	125,307	21.7%	512,717	24.4%

Health Services	22,007	9.0%	28,397	10.5%	25,343	8.5%	24,068	8.1%	99,815	9.0%
U.S. Federal Services	12,250	11.4%	12,377	12.4%	19,244	13.6%	15,381	10.0%	59,252	11.8%
Human Services	17,699	15.3%	18,523	16.6%	22,402	16.9%	21,095	16.5%	79,719	16.3%
Other / Corporate	5		95		8		(102)		6
SG&A	51,961	11.1%	59,392	12.3%	66,997	11.7%	60,442	10.4%	238,792	11.4%

Health Services	37,840	15.5%	41,476	15.3%	44,470	14.9%	30,507	10.3%	154,293	13.9%
U.S. Federal Services	13,318	12.4%	9,637	9.7%	15,536	11.0%	20,903	13.5%	59,394	11.8%
Human Services	16,153	14.0%	13,935	12.5%	16,803	12.7%	13,353	10.4%	60,244	12.3%
Other / Corporate	(5)		(95)		(8)		102		(6)
Amortization of intangible assets	(1,475)		(1,432)		(3,275)		(3,166)		(9,348)
Acquisition-related expenses	(600)		(1,514)		(2,459)		(172)		(4,745)
Total operating income	$65,231	14.0%	$62,007	12.9%	$71,067	12.4%	$61,527	10.6%	$259,832	12.4%

(1)	Percentage of respective segment revenue.

MAXIMUS, Inc.
SEGMENT INFORMATION 2014
(Amounts in thousands)
(Unaudited)

	Quarter Ended								Year Ended
	Dec. 31,	% (1)	Mar. 31,	% (1)	Jun. 30,	% (1)	Sept. 30,	% (1)	Sept. 30, 2014	% (1)
	2013		2014		2014		2014

Health Services	$216,544		$230,953		$228,703		$230,450		$906,650
U.S. Federal Services	82,040		92,645		76,550		90,605		341,840
Human Services	108,008		115,417		114,646		114,351		452,422
Revenue	406,592		439,015		419,899		435,406		1,700,912

Health Services	168,350		179,337		173,803		171,432		692,922
U.S. Federal Services	53,728		59,393		51,918		66,008		231,047
Human Services	78,598		79,613		81,575		85,034		324,820
Cost of revenue	300,676		318,343		307,296		322,474		1,248,789

Health Services	48,194	22.3%	51,616	22.3%	54,900	24.0%	59,018	25.6%	213,728	23.6%
U.S. Federal Services	28,312	34.5%	33,252	35.9%	24,632	32.2%	24,597	27.1%	110,793	32.4%
Human Services	29,410	27.2%	35,804	31.0%	33,071	28.8%	29,317	25.6%	127,602	28.2%
Gross profit	105,916	26.0%	120,672	27.5%	112,603	26.8%	112,932	25.9%	452,123	26.6%

Health Services	22,650	10.5%	21,907	9.5%	25,747	11.3%	27,868	12.1%	98,172	10.8%
U.S. Federal Services	11,525	14.0%	13,226	14.3%	10,586	13.8%	12,358	13.6%	47,695	14.0%
Human Services	17,074	15.8%	18,528	16.1%	19,470	17.0%	19,372	16.9%	74,444	16.5%
Other / Corporate	17		563		35		(1)		614
SG&A	51,266	12.6%	54,224	12.4%	55,838	13.3%	59,597	13.7%	220,925	13.0%

Health Services	25,544	11.8%	29,709	12.9%	29,153	12.7%	31,150	13.5%	115,556	12.7%
U.S. Federal Services	16,787	20.5%	20,026	21.6%	14,046	18.3%	12,239	13.5%	63,098	18.5%
Human Services	12,336	11.4%	17,276	15.0%	13,601	11.9%	9,945	8.7%	53,158	11.7%
Other / Corporate	(17)		(563)		(35)		1		(614)
Amortization of intangible assets	(1,353)		(1,468)		(1,542)		(1,527)		(5,890)
Total operating income	$53,297	13.1%	$64,980	14.8%	$55,223	13.2%	$51,808	11.9%	$225,308	13.2%

(1)	Percentage of respective segment revenue.

MAXIMUS, Inc.
Non-GAAP Measures

ADJUSTED DILUTED EPS
FY 2015
(Unaudited)

	Quarter Ended				Year Ended
	Dec. 31, 2014	Mar. 31, 2015	Jun. 30, 2015	Sept. 30, 2015	Sept. 30, 2015
Diluted EPS - GAAP basis	$0.63	$0.58	$0.62	$0.53	$2.35

Acquisition-related expenses	–	0.02	0.02	–	0.04

Adjusted Diluted EPS	$0.63	$0.60	$0.64	$0.53	$2.39

ADJUSTED DILUTED EPS
FY 2014
(Unaudited)

	Quarter Ended				Year Ended
	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sept. 30, 2014	Sept. 30, 2014
Diluted EPS - GAAP basis	$0.49	$0.59	$0.49	$0.53	$2.11

Acquisition-related expenses	–	–	–	–	–

Adjusted Diluted EPS	$0.49	$0.59	$0.49	$0.53	$2.11

FREE CASH FLOW
(Dollars in thousands; Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014

Cash provided by operating activities	$25,237	$48,450	$206,217	$213,600
Purchases of property and equipment	(30,751)	(17,873)	(98,994)	(36,262)
Capitalized software costs	(1,231)	(1,709)	(6,155)	(10,886)
Free cash flow	$(6,745)	$28,868	$101,068	$166,452

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com